FORUM FUNDS
                                  MONARCH FUNDS

        CODE OF ETHICS PURSUANT TO SECTION 406 OF THE SARBANES-OXLEY ACT
           OF 2002 FOR PRINCIPAL EXECUTIVE, FINANCIAL AND ACCOUNTING
                                    OFFICERS

SECTION 1:  COVERED OFFICER/PURPOSE OF THE CODE

         This Code of Ethics ("CODE") has been adopted by Forum Funds and Monarch Funds (each a "TRUST") pursuant to Section 406 of the Sarbanes-Oxley Act of 2002 (the "Act"). This Code applies to the prinicipal executive, financial, and accounting officers of each Trust (each a "COVERED OFFICER," as identified in ATTACHMENT A). This Code has been adopted for the purpose of promoting:

          (i) honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

          (ii) full, fair, accurate, timely and understandable disclosure in reports and documents that a Trust files with, or submits to, the Securities and Exchange Commission ("SEC") and in other public communications made by the Trust;

          (iii)compliance with applicable laws and governmental rules and regulations;

          (iv) the prompt internal reporting of violations of the Code to the appropriate person or persons identified in the Code; and

          (v)  accountability for adherence to the Code.

         Each Covered Officer should adhere to a high standard of business ethics and should be sensitive to situations that may give rise to conflicts of interest.

SECTION 2: A COVERED OFFICER SHOULD HANDLE ETHICALLY ACTUAL AND APPARENT CONFLICTS OF INTEREST

         OVERVIEW. A "conflict of interest" occurs when a Covered Officer's private interest interferes with the interests of, or his or her service to, a Trust. For example, a conflict of interest would arise if a Covered Officer, or a member of the Covered Officer's family, receives improper personal benefits as a result of the Covered Officer's position with a Trust.

         Certain conflicts of interest arise out of the relationships between a Covered Officer and a Trust and already are subject to conflict of interest provisions in the Investment Company Act of 1940, as amended (including the regulations thereunder, the "1940 ACT"), and the Investment Advisers Act of 1940, as amended (including the regulations thereunder, the "ADVISERS ACT"). For example, a Covered Officer may not engage in certain transactions (such as the purchase or sale of portfolio securities or other property) with a Trust because of his/her status as an

"affiliated person" of the Trust. The compliance programs and procedures of a Trust and its investment adviser(s) (the "ADVISER(S)") are designed to prevent, or identify and correct, violations of these provisions. This Code does not, and is not intended to, repeat or replace these programs and procedures, and such conflicts fall outside of the parameters of this Code. See also Section V of this Code.

         Although typically not presenting an opportunity for improper personal benefit, conflicts may arise from, or as a result of, the contractual relationship between a Trust and its Adviser(s) or the Trust's adminstrator or fund accounting agent ("OTHER SERVICE PROVIDERS"), of which a Covered Officer is also an officer or employee. As a result, this Code recognizes that a Covered Officer will, in the normal course of his/her duties (whether for a Trust or for its Adviser(s) or other service providers, or for any of them), be involved in establishing policies and implementing decisions that will have different effects on the Trust, its Adviser(s) and other service providers. The participation of a Covered Officer in such activities is inherent in the contractual relationships between a Trust and its Adviser(s) and such other service providers and is consistent with the performance by the Covered Officer of his/her duties as an officer of the Trust. Thus, if performed in conformity with the provisions of the 1940 Act and the Advisers Act, such activities will be deemed to have been handled ethically. In addition, a Trust's Board of Trustees ("BOARD") recognizes that a Covered Officer may also be an officer or employee of one or more other investment companies covered by this or other codes and that such service, by itself, does not give rise to a conflict of interest.

         Other conflicts of interest are covered by the Code, even if such conflicts of interest are not the subject of provisions of the 1940 Act and the Advisers Act. The following list provides examples of conflicts of interest under the Code, but a Covered Officer should keep in mind that these examples are not exhaustive. The overreaching principle is that the personal interest of a Covered Officer should not be placed improperly before the interest of a Trust.

            *                *                 *                 *

         A Covered Officer must not:

          (i) use his or her personal influence or personal relationships improperly to influence investment decisions or financial reporting by a Trust whereby the Covered Officer would benefit personally to the detriment of the Trust;

          (ii) cause the Trust to take action, or fail to take action, for the individual personal benefit of the Covered Officer rather than the benefit of the Trust; or

          (iii)retaliate against any other Covered Officer or any employee of the Trust or their service providers for reports of potential violations that are made in good faith.

         There are some conflict of interest situations that should always be approved by a Trust's President (or, with respect to activities of the President, by the chairman of the Trust's audit committee ("COMMITTEE")). These conflict of interest situations are listed below:

          (i) service on the board of directors or governing board of a publicly traded entity;

          (ii) the receipt of any non-nominal gifts from persons or entities who have or are seeking business relationships with a Trust;

          (iii)the receipt of any entertainment from any company with which the Trust has current or prospective business dealings unless such entertainment is business-related, reasonable in cost, appropriate as to time and place, and not so frequent as to raise any question of impropriety;

          (iv) any ownership interest in, or any consulting or employment relationship with, any entities doing business with the Trust, other than its Adviser(s) or another service provider or their respective affiliates. This restriction shall not apply to or otherwise limit the ownership of publicly traded securities so long as a Covered Person's ownership does not exceed more than 2% of the outstanding securities of the relevant class.

          (v) a direct or indirect financial interest in commissions, transaction charges or spreads paid by the Trust for effecting portfolio transactions or for selling or redeeming shares other than an interest arising from the Covered Officer's employment with a Trust's Adviser(s), the Trust's principal underwriter or their respective affiliates. This restriction shall not apply to or otherwise limit (i) the ownership of publicly traded securities so long as the Covered Person's ownership does not exceed more than 2% of the particular class of security outstanding or (ii) the receipt by a Trust's Adviser(s) or an affiliate of research or other benefits in exchange for "soft dollars."

SECTION 3.  DISCLOSURE AND COMPLIANCE

          (i) A Covered Officer should familiarize himself or herself with the disclosure requirements generally applicable to a Trust;

          (ii) a Covered Officer should not knowingly misrepresent, or cause others to misrepresent, facts about the Trust to others, whether within or outside the Trust, including to the Trust's Board and auditors, and to governmental regulators and self-regulatory organizations;

          (iii)a Covered Officer should, to the extent appropriate within his or her area of responsibility, consult with other officers and employees of the Trust and its Adviser(s) and, as applicable, other service providers with the goal of promoting full, fair, accurate, timely and understandable disclosure in the reports and documents the Trust files with, or submit to, the SEC and in other public communications made by the Trust; and

          (iv) it  is  the  responsibility  of  a  Covered  Officer  to  promote
               compliance  with  the  standards  and  restrictions   imposed  by
               applicable laws, rules and regulations.

SECTION 4:  REPORTING AND ACCOUNTABILITY

         A Covered Officer must:

          (i) upon adoption of this Code (or thereafter as applicable, upon becoming a Covered Officer), affirm in writing to a Trust that he or she has received, read and understands the Code;

          (ii) annually thereafter affirm to the Trust that he or she has complied with the requirements of the Code;

          (iii)provide full and fair responses to all questions asked in the Trust's periodic Trustee and Officer Questionnaire as well as with respect to any supplemental request for information; and

          (iv) notify the Trust's President promptly if he or she knows of any violation of this Code (with respect to violations by the President, the Covered Officer shall report to the chairman of the Committee). Failure to do so is itself a violation of this Code.

         A Trust's President is responsible for applying this Code to specific situations in which questions are presented under it and has the authority to interpret this Code in any particular situation. However, any approvals or waivers sought by a Trust's President will be considered by the audit committee (the "COMMITTEE").

         A Trust will follow these procedures in investigating and enforcing this Code (in the case of a suspected violation of this Code by its President, the actions specified below to be taken by the President will instead be the responsibility of the chairman of the Committee):

          (i) the Trust's President will take all appropriate action to investigate any potential violations reported to him, which may include the use of internal or external counsel, accountants or other personnel;

          (ii) if, after such investigation, the President believes that no violation has occurred, the President is not required to take any further action;

          (iii)any matter that the President believes is a violation will be reported to the Committee;

          (iv) if the Committee concurs that a violation has occurred, it will inform and make a recommendation to the Trust's Board, which will consider appropriate action, which may include review of, and appropriate modifications to, applicable policies and procedures; notification to appropriate personnel of the Trust's Adviser(s) or its board; or a recommendation to dismiss the Covered Officer;

          (v) the Committee will be authorized to grant waivers, as it deems appropriate; and

          (vi) any changes to or waivers of this Code will, to the extent required, be disclosed as provided by SEC rules.

SECTION 5:  OTHER POLICIES AND PROCEDURES

         This Code shall be the sole code of ethics adopted by a Trust for purposes of the Act and the rules and forms applicable to registered investment companies thereunder. Insofar as other policies or procedures of a Trust or its Adviser(s) or other service providers govern or purport to govern the behavior or activities of a Covered Officer who is subject to this Code, they are superseded by this Code to the extent that they conflict with the provisions of this Code. A Trust and its Adviser(s) and service providers' codes of ethics under Rule 17j-1 under the 1940 Act and its Adviser(s) and other service providers' more detailed compliance policies and procedures are separate requirements applying to the Covered Officers and others, and are not part of this Code.

SECTION 6:  AMENDMENTS

         Any amendments to this Code must be approved or ratified by a majority vote of each Trust Board, including a majority of each Board's independent trustees.

SECTION 7:  CONFIDENTIALITY

         All reports and records prepared or maintained pursuant to this Code will be considered confidential and shall be maintained and protected accordingly. Except as otherwise required by law or this Code, such matters shall not be disclosed to anyone except as authorized by a Trust's Board.

SECTION 8:  INTERNAL USE

         The Code is intended solely for the internal use by a Trust and does not constitute an admission, by or on behalf of the Trust, as to any fact, circumstance or legal conclusion.

As adopted August 28, 2003

                                  ATTACHMENT A

                     PERSONS COVERED BY THIS CODE OF ETHICS

---------------------------- -------------------------- --------------------------- -------------------------
                                PRINCIPAL EXECUTIVE        PRINCIPAL FINANCIAL        PRINCIPAL ACCOUNTING
           TRUST                      OFFICER                    OFFICER                    OFFICER
---------------------------- -------------------------- --------------------------- -------------------------
        Forum Funds             David I. Goldstein            Stacey E. Hong                  N/A
---------------------------- -------------------------- --------------------------- -------------------------
       Monarch Funds            David I. Goldstein            Stacey E. Hong                  N/A
---------------------------- -------------------------- --------------------------- -------------------------